EXHIBIT 10(b)

Resolutions Adopted by The Valspar Corporation Board of Directors on July 22, 2005 - Election and Compensation of Thomas R. McBurney as Non-Executive Chairman of the Board of Directors

RESOLVED FURTHER, that the Board of Directors elects Thomas R. McBurney as non-executive Chairman of the Board of Directors of the Corporation until such time as his successor may be duly elected and qualified.

RESOLVED FURTHER, that Mr. McBurney’s annual compensation for his service as non-executive Chairman shall be $90,000, in addition to the standard retainer, meeting fees and stock options applicable to his service as a director.

RESOLVED FURTHER, that the officers and directors of the Corporation are authorized and directed to take any further actions and sign any other documents that may be necessary or advisable to implement the foregoing resolutions.